Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization

eResearchTechnology Limited	United Kingdom

eRT Investment Corporation	Delaware

eRT Tech Corporation	Delaware

Covance Cardiac Safety Services Inc.	Pennsylvania